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August 31, 2000                                                      EXHIBIT 5.1



Carreker Corporation
4055 Valley View Lane
Suite 1000
Dallas, Texas 75244

Ladies and Gentlemen:

We have acted as counsel to Carreker Corporation (formerly Carreker-Antinori, Inc.), a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), of an additional One Million (1,000,000) shares of Common Stock, par value $.01 per share, of the Company (the "Additional Common Stock") under the Company's Amended and Restated Carreker-Antinori, Inc. 1994 Long Term Incentive Plan (the "LTIP").

In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, each as amended to date, and such other documents, records, certificates, memoranda and other instruments as we deem relevant or necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon our examination of such documents and the investigations of such matters of law as we have deemed relevant or necessary in rendering this opinion, we hereby advise you that we are of the opinion that:

       1. The Company is a corporation incorporated, validly existing and in good standing under the laws of the State of Delaware.

       2. On the basis of the foregoing, assuming, with respect to shares of Additional Common Stock issued under the LTIP, (A) the receipt of proper consideration for the issuance thereof in excess of the par value thereof, (B) the availability of a sufficient number of shares of Common Stock authorized by the Company's Certificate of Incorporation then in effect, (C) compliance with the terms of any agreement entered into in connection with any options or restricted stock under the LTIP, and (D) no change occurs in the applicable law or the pertinent facts, the shares of Common Stock purchasable upon the exercise of any option granted under or issued upon the awarding of any restricted stock under the LTIP will upon issuance be duly authorized and validly issued, fully paid and nonassessable.

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We are expressing the opinions above as members of the Bar of the State of
Texas and we express no opinion other than the laws of the State of Texas and, to the extent relevant to the opinions herein, the General Corporation Law of the State of Delaware. You should be aware that we are not admitted to the practice of law in the State of Delaware, and any opinion herein as to the laws of such state is based solely on the most recent unofficial compilation of the corporate statutes of the State of Delaware available to us.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of an additional One Million (1,000,000) shares of Common Stock of the Company covered by the LTIP. By so consenting, we do not thereby admit that our firm's consent is required by
Section 7 of the Securities Act.


                                     Very truly yours,


                                     LOCKE LIDDELL & SAPP, LLP


                                     By:    /s/ John B. McKnight
                                            -----------------------
                                            John B. McKnight